Exhibit 99.1

MCI ANNOUNCES IMPAIRMENT CHARGES,
DIVIDEND DISTRIBUTION

Ashburn, VA, October 18, 2004 – MCI, Inc. (NASDAQ: MCIP) today announced that its Board of Directors approved two financially-related actions at its regularly scheduled meeting.

1.	Due to recent regulatory decisions impacting its consumer business and an increasingly competitive industry environment, the Company will record non-cash impairment charges of approximately $3.5 billion.

2.	MCI will distribute a quarterly dividend of $.40 per share on December 15, 2004 to shareholders of record as of December 1, 2004.

Impairment Charges

MCI will record non-cash impairment charges of approximately $3.5 billion in its third-quarter 2004 results of operations. The charges will include approximately $3.25 billion to impair property, plant and equipment and other intangibles and approximately $260 million to impair the Company’s indefinite-lived intangible asset related to its trade name.

The Company determined its impairment charges in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” At the end of the second quarter 2004, MCI had approximately $9.1 billion in property, plant and equipment (net) and approximately $1.8 billion in intangible assets (net). The impairment charge is estimated to reduce depreciation and amortization expense by approximately $220 million in the second half of 2004.

Dividend Distribution Authorized

MCI’s Board of Directors has declared a quarterly distribution of $.40 per share, payable December 15, 2004, to shareholders of record as of December 1, 2004. The distribution is a return of capital supported by the excess cash declared by the Board of Directors in August 2004 pursuant to MCI's Plan of Reorganization.

About MCI

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned points-of-presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today’s markets. For more information, go to www.mci.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. Factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the Company's filings with the Securities and Exchange Commission, including its Form 10-K under "Risk Factors."

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